CADOGAN OPPORTUNISTIC
ALTERNATIVES FUND, LLC

Annual Report
March 31, 2011

Table of Contents

Shareholder Letter	1

Investment Strategy Allocation	3

Schedule of Investments	4

Statement of Assets & Liabilities	7

Statement of Operations	8

Statement of Changes in Net Assets	9

Statement of Cash Flows	10

Financial Highlights	11

Notes to the Financial Statements	12

Report of Independent Registered Public Accounting Firm	25

Additional Information	27

Directors and Officers	28

Privacy Policy	29

Cadogan Opportunistic Alternatives Fund, LLC
Shareholder Letter
March 31, 2011

Dear Fellow Investors,

The Cadogan Opportunistic Alternatives Fund, LLC (the “Fund”) returned 4.80% in the 2011 fiscal year. The MSCI World index returned 13.79% from April 1, 2010 to March 31, 2011. Over the same period, the S&P 500 and Russell 2000 indices returned 15.03% and 25.20%, respectively. In light of the Fund’s low directionality to the markets, as implied by a S0.2x beta to the benchmarks above, we estimate the Fund generated low single digit percentage points of positive alpha over the fiscal year.

Over the last twelve months, we increased the Fund’s allocation to long/ short equity managers, including those in the technology sector and those with a global strategy; raised our exposure to non long-short equity; and reduced our exposure to funds focused on credit. We believe these factors, along with maintaining minimal exposure to short-biased managers (which has proven to be a challenging strategy), contributed to the Fund’s performance and alpha generation over this time period.

The Fund’s top contributor was an aggressive and directional long/short equity fund whose long silver bullion position saw significant price appreciation. Other top contributors included a healthcare-focused fund that exhibited strong performance due to well-placed subsector bets, specifically in managed care; and a long/short equity technology manager that experienced gains resulting from its individual stock selection.

The environment proved especially challenging for the short-biased strategy. The Fund’s major detractors over this period consisted of long/short equity and short-biased managers whose performance suffered primarily from their gross short exposure. The largest detractor was a long/short and event driven fund whose performance was hurt by its short positions, mainly in retail and technology-focused names. In aggregate, all of these managers detracted approximately 2% from the Fund’s performance. Over the fiscal year, we have reduced our exposure to the short-biased strategy.

As of April 1, 2011, the Fund was approximately 95% gross invested across 25 funds, up from 23 one year ago. Geographically, the majority of  the Fund was exposed to North American markets with the remainder allocated across European and other global markets.

The Fund’s cash balance fluctuated over the time period and was generally maintained at S10% levels. Statistical beta (since inception) has continued to range between 0.1 and 0.2x over this period, which is towards the lower end of the target range.

We thank our investors for their continued loyalty, as we strive to provide rewarding risk-adjusted long-term returns.

Sincerely,

John Trammell
President

Cadogan Opportunistic Alternatives Fund, LLC
Investment Strategy Allocation
As of March 31, 2011
(Expressed as a Percentage of Total Long-Term Fair Value)

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2011

			Fair Value	Frequency
			(in US	of
	Shares	Cost	Dollars)	Redemptions
INVESTMENTS IN NON U.S. INVESTMENT
COMPANIES — 35.61%(a)(o)
Fixed Income Arbitrage — 6.16%(a)
GS Gamma Investments, Ltd. (Cayman Islands)(b)	3,610.769	$3,690,000	$4,214,225	Quarterly
Global Macro — Discretionary — 7.00%(a)
Graham Global Investment Fund Ltd. (B.V.I.)	37,938.383	4,551,123	4,789,327	Monthly
Long Short Equity — General — 12.08%(a)
Pelham Long/Short Fund Ltd — Class A (Bermuda)(c)	14,303.772	1,727,440	1,868,837	Monthly
Sprott Offshore Fund, Ltd. (Cayman Islands)(d).	4,166.096	2,140,000	3,175,469	Monthly
Zebedee Focus Fund Limited (Cayman Islands)	20,304.35	2,281,603	3,222,629	Monthly
		6,149,043	8,266,935
Long Short Equity — Sector — 10.37%(a)
Camber Capital Offshore Fund, Ltd. — Class A (Cayman
Islands)(e)	2,779.25	3,350,000	3,955,623	Monthly
Cavalry Market Neutral Offshore, Ltd. (Cayman
Islands)(f)	25,236.669	2,870,000	3,144,524	Quarterly
		6,220,000	7,100,147
TOTAL INVESTMENTS IN NON U.S. INVESTMENT
COMPANIES		20,610,166	24,370,634
INVESTMENTS IN U.S. INVESTMENT
COMPANIES — 57.58%(a)(o)
Dedicated Short Bias — Short Equity — 0.76%(a)
Dialectic Antithesis Partners, LP		573,140	517,141	Quarterly
Event Driven — Distressed — 12.12%(a)
Contrarian Capital Fund I, L.P.		39,485	45,759	Annually
Mast Credit Opportunities I, L.P.		2,583,145	3,043,209	Quarterly
MatlinPatterson Distressed Opportunities Fund, L.P.		933,179	1,296,958	Semi-Annually
Stone Lion Fund L.P.(g)		2,540,000	2,972,277	Quarterly
Xaraf Capital, LP(h)		1,000,000	933,852	Quarterly
		7,085,809	8,292,055
Long Short Equity — General — 17.82%(a)
Absolute Partners Fund, LLC		2,023,869	2,028,400	Monthly
Ellington Equity Investment Partners, LP		3,425,000	3,472,653	Monthly
Lafitte Fund I LP		1,665,467	1,780,705	Quarterly
Oak Street Capital Fund, L.P.(i)		1,928,850	2,418,143	Quarterly
Soundpost Capital, LP		2,873,158	2,497,298	Quarterly
		11,916,344	12,197,199

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2011 — (continued)

		Fair Value	Frequency
		(in US	of
	Cost	Dollars)	Redemptions
Long Short Equity — Sector — 24.46%(a)
Aria Select Consumer Fund LP	2,194,955	$2,226,650	Monthly
CCI Technology Partners, L.P.(j)	3,000,000	3,066,693	Quarterly
CRM Windridge Partners, L.P.(k)	2,200,000	2,081,637	Monthly
Echo Street Capital Partners, LP(l)	3,775,000	3,946,631	Quarterly
Shannon River Partners II LP — Class A(m)	3,165,000	3,957,528	Quarterly
Sio Partners, LP	1,215,012	1,459,160	Quarterly
	15,549,967	16,738,299
Risk Arbitrage — 2.42%(a)
Pentwater Equity Opportunities Fund LLC	1,500,000	1,657,103	Monthly
TOTAL INVESTMENTS IN U.S. INVESTMENT COMPANIES	36,635,260	39,401,797

	Shares or
	Principal
	Amount
SHORT TERM INVESTMENT — 15.35%(a)
State Street Institutional Treasury Money Market Fund —
Class I, 0.00%(n)	10,505,755	10,505,755
TOTAL SHORT TERM INVESTMENTS
(Cost $10,505,755)		10,505,755
TOTAL INVESTMENTS
(Cost $67,751,181) — 108.54%(a)		74,278,186
Liabilities in Excess of Other Assets — (8.54)%(a)		(5,843,733)
TOTAL NET ASSETS — 100.00%(a)		$68,434,453

(a)	Percentages are stated as a percent of net assets.
(b)
Total fair value of $4,214,225 is subject to 12-month lockup period by GS Gamma Investments, Ltd.
Lockups relating to $2,392,610, $1,082,715, and $738,900 expire in June, 2011, September, 2011, and January, 2012 respectively.

(c)
Total fair value of $1,868,837 is subject to 12-month lockup period by Pelham Long/Short Fund Ltd. — Class A. Lockups relating to $1,364,462 and $504,375 expire in September, 2011 and January, 2012, respectively.

(d)
Total fair value of $3,175,469 is subject to 12-month lockup period by Sprott Offshore Fund, Ltd.
Lockups relating to $2,380,273 and $795,196 expire in May, 2011 and July, 2011, respectively.(e)Total fair value of $3,955,623 is subject to 12-month lockup period by Camber Capital Offshore Fund, Ltd. — Class A. Lockups relating to $3,223,716, $324,345, and $407,562 expire in June, 2011, July, 2011, and September, 2011, respectively.

(f)	Fair value of $3,144,524 is subject to 12-month lockup period by Cavalry Market Neutral Offshore, Ltd., which expires in July, 2011.
(g)	Fair value of $631,901 is subject to 12-month lockup period by Stone Lion Fund L.P., which expires in July, 2011.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2011 — (continued)

(h)	Fair value of $933,852 is subject to 12-month lockup period by Xaraf Capital, L.P., which expires in December, 2011.
(i)	Fair value of $344,759 is subject to 12-month lockup period by Oak Street Capital Fund, L.P., which expires in July, 2011.
(j)	Fair value of $3,066,693 is subject to 12-month lockup period by CCI Technology Partners, L.P., which expires in March, 2012.
(k)	Fair value of $662,339 is subject to 12-month lockup period by CRM Windridge Partners, L.P., which expires in July, 2011.
(l)
Total fair value of $3,946,631 is subject to 12-month lockup period by Echo Street Capital Partners, LP.
Lockups relating to $1,751,154 and $2,195,477 expire in November, 2011 and January, 2012 respectively.

(m)	Fair value of $675,218 is subject to 12-month lockup period by Shannon River Partners II LP —Class A, which expires in July, 2011.
(n)	Rate indicated is the current yield as of March 31, 2011.
(o)	Investments in investment companies are generally non-income producing.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Assets & Liabilities
March 31, 2011

(in US Dollars)

Assets
Investments, at fair value (cost $67,751,181)	$74,278,186
Cash	1,483
Investment paid in advance	750,000
Interest receivable	132
Receivable for investments sold	2,121,708
Total Assets	77,151,509
Liabilities
Investment advisory fee payable	181,730
Redemptions payable	7,884,204
Advanced capital subscriptions	461,000
Administration fee payable	17,500
Accrued expenses and other liabilities	172,622
Total Liabilities	8,717,056
Net Assets	$68,434,453

Net Assets Consist of:
Paid in capital	$69,599,218
Accumulated net investment loss	(1,666,441)
Accumulated net realized loss on investments sold	(6,025,329)
Net unrealized appreciation on investments	6,527,005

Net Assets	$68,434,453

Net Asset Value, 719,822 shares outstanding	$95.07

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Operations
For the Year Ended March 31, 2011

(in US Dollars)

Investment Income
Interest income	$2,166
Other income	5,837
Total Investment Income	8,003
Expenses
Investment advisory fees (Note 4)	716,573
Legal fees	150,000
Audit and tax return	121,000
Administration fees	70,000
Directors’ fees	55,750
Portfolio accounting and transfer agent fees	50,000
Custody fees	36,000
Printing and postage	10,268
Registration fees	9,605
Commitment fee on line of credit	25,352
Miscellaneous	39,934
Total Expenses	1,284,482
Net Investment Loss	(1,276,479)
Realized and Unrealized Gain on Investments
Net realized gain on sale of Portfolio Funds	3,281,775
Net realized gain on securities sold from in-kind
transfer	41,503
Net change in unrealized appreciation on investments	1,584,865
Net Gain on Investments	4,908,143
Net Increase in Net Assets Resulting from Operations	$3,631,664

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Changes in Net Assets

	Year Ended	Year Ended
	March 31, 2011	March 31, 2010
	(in US Dollars)	(in US Dollars)
Change in Net Assets Resulting from
Operations
Net investment loss	$(1,276,479)	$(1,220,202)
Net realized gain (loss) on sale of
investments	3,323,278	(667,898)
Net change in unrealized appreciation on
investments	1,584,865	8,485,539
Net Increase in Net Assets Resulting from
Operations	3,631,664	6,597,439
Change in Net Assets Resulting from Capital
Transactions
Proceeds from shares sold	32,475,677	15,696,480
Payments for shares redeemed	(30,174,229)	(13,516,584)
Net Increase in Net Assets Resulting from
Capital Transactions	2,301,448	2,179,896
Net Increase in Net Assets	$5,933,112	$8,777,335
Net Assets, Beginning of Period	$62,501,341	$53,724,006
Net Assets, End of Period (719,822 and
688,990 shares outstanding, respectively)	$68,434,453	$62,501,341

Accumulated Net Investment Loss	$(1,666,441)	$(389,962)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Cash Flows
For the Year Ended March 31, 2011

(in US Dollars)

Cash Flows from Operating Activities
Investment income received	$7,871
Purchases of investment companies and limited partnerships	(35,895,000)
Sales of investment companies and limited partnerships	29,627,030
Proceeds from securities received in-kind, net	41,503
Sales of short term investments, net	598,154
Investments paid in advance	(750,000)
Expenses paid	(1,241,328)
Net Cash Used in Operating Activities	(7,611,770)
Cash Flows from Financing Activities
Proceeds from subscriptions	31,013,927
Distributions for redemptions	(25,092,424)
Proceeds from advance subscriptions	461,000
Net Cash Provided by Financing Activities	6,382,503
Net Decrease in Cash	(1,229,267)
Cash — Beginning of Period	1,230,750
Cash — End of Period	$1,483
Reconciliation of Net Increase in Net Assets Resulting from
Operations to Net Cash Used in Operating Activities
Net increase in net assets resulting from operations	$3,631,664
Net decrease in investments paid in advance	(750,000)
Net realized gain on investments	(3,281,775)
Net change in unrealized appreciation on investments	(1,584,865)
Net increase in investment advisory fee payable	79,323
Net decrease in accrued expenses and other liabilities	(36,169)
Net increase in interest receivable	(132)
Purchases of investment companies and limited partnerships	(35,895,000)
Sales of investment companies and limited partnerships	29,627,030
Sales of short term investments, net	598,154
Net Cash Used in Operating Activities	(7,611,770)
Supplemental disclosure of cash flow information:
Noncash financing activities not included herein consist of:
Redemptions payable of $7,884,204 at March 31, 2011.
Capital subscriptions received in advance at March 31, 2010
of $1,461,750.
Fair value of securities received in-kind was $773,413.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Financial Highlights

				Period from
				August 1, 2007(1)
	Year Ended	Year Ended	Year Ended	through
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008
	(in US Dollars)	(in US Dollars)	(in US Dollars)	(in US Dollars)

Per Share Operating Performance
Beginning net asset value	$90.71	$81.43	$97.26	$100.00
Income (Loss) From Investment
Operations
Net investment loss(2)	(1.69)	(1.74)	(1.27)	(0.62)
Net gain (loss) from investments
in Portfolio Funds	6.05	11.02	(14.45)	(1.94)
Total Income (Loss) from
Investment Operations	4.36	9.28	(15.72)	(2.56)
Dividends Paid to Shareholders
Distributions from net realized
gains	—	—	(0.11)	(0.18)
Total Distributions	—	—	(0.11)	(0.18)
Ending net asset value	$95.07	$90.71	$81.43	$97.26

Total return	4.80%	11.40%	(16.16)%	(2.56	)%(3)
Supplemental Data and Ratios
Net assets, end of period	$68,434,453	$62,501,341	$53,724,006	$58,584,129
Ratio of expenses to weighted
average net assets(5)	1.86%	2.04%	1.70%	2.07	%(4)
Ratio of net investment loss to
weighted average net
assets(5)	(1.85)%	(2.01)%	(1.43)%	(0.94	)%(4)
Portfolio turnover rate	50.58%	24.83%	19.81%	5.47	%(3)

(1)	Commencement of operations.
(2)	Calculated using average shares outstanding method. (3) Not annualized.
(4)	Annualized.
(5)	Ratios do not reflect the Fund’s proportionate share of the income and expenses of the Portfolio Funds.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Notes to Financial Statements
March 31, 2011 (expressed in US Dollars)

1.	Organization

Cadogan Opportunistic Alternatives Fund, LLC (the “Company” and/or “Fund”) is a limited liability company organized under the laws of the state of Delaware. The Company is registered under the Investment Company Act of 1940 (“1940 Act”), as amended, as a closed-end, non-diversified management investment company. The investment objective of the Company is to achieve capital appreciation with moderate volatility principally through a balanced portfolio of interests in alternative investment vehicles and separately managed accounts (“Portfolio Funds”). The Company commenced operations on August 1, 2007.

The Company was formed to principally invest in Portfolio Funds which invest, reinvest and trade in securities and other financial instruments.

The Company is managed by Cadogan Management, LLC (the “Adviser”). The Adviser is a registered investment adviser with the Securities and Exchange Commission.

2.	Significant Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in The United States of America. Following are the significant accounting policies adopted by the Company:

A. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in The United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, recognition of distribution income and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B. Investments in Portfolio Funds
In accordance with the terms of the Company’s Prospectus, the investments in the Portfolio Funds are recorded at their fair value. The net asset value represents the amount the Company would have received at March 31, 2011, if it had liquidated its investments in the Portfolio Funds.

The Company has the ability to liquidate its investments periodically, ranging from monthly to annually, depending on the provisions of the respective Portfolio Fund agreements. Generally, the General Partners and/or Investment Managers of the Portfolio Funds can suspend redemptions.

Portfolio Funds generally incur annual management fees ranging from 1% to 2% of a Portfolio Fund’s net assets. The Portfolio Funds also generally receive performance allocations of up to 20% of their net profits as defined by the respective Portfolio Fund agreements.

The Portfolio Funds in which the Company has investments utilize a variety of financial instruments in their trading strategies including equity and debt securities, options, futures, and swap contracts. Several of these financial instruments contain varying degrees of off-balance sheet risk, whereby changes in fair value of the securities underlying the financial instruments may be in excess of the amounts recorded on each of the Portfolio Fund’s balance sheets. In addition, the Portfolio Funds may sell securities short whereby a liability is created to repurchase the security at prevailing prices. Such Portfolio Funds’ ultimate obligations to satisfy the sale of securities sold short may exceed the amount recognized on their balance sheets. However, due to the nature of the Company’s interest in the Portfolio Funds, such risks are limited to the Company’s invested amount in each investee.

Of the Portfolio Funds listed on the condensed schedule of investments, ten were acquired during the year. Twelve Portfolio Funds remained subject to lock-up periods expiring in two to eleven months from March 31, 2011. The fair value of investments subject to lock-up amounted to $26,620,071.

C. Investment Valuation
The Company primarily invests in private Portfolio Funds that are not listed on a securities exchange. Prior to investing in any Portfolio Fund, the Adviser will conduct a due diligence review of the valuation 13 methodology utilized by the Portfolio Fund. Although procedures approved by the Board of Directors (the “Board”) provide that the Adviser will review the valuations provided by the Portfolio Funds’ managers, neither the Adviser nor the Board will be able to confirm independently the complete accuracy of valuations provided by the Portfolio Funds’ managers.

The Company’s valuation procedures require the Adviser to consider all relevant information available at the time the Company values its portfolio. The Adviser and/or the Board will consider such information, and may conclude in certain circumstances that the information provided by a Portfolio Fund manager does not represent the fair value of the Company’s interests in that Portfolio Fund. Although redemptions of interests in Portfolio Funds are subject to advance notice requirements, Portfolio Funds typically will make available net asset value information to holders representing the price at which, even in the absence of redemption activity, a Portfolio Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Portfolio Fund’s governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Portfolio Fund, the Company would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. For example, when a Portfolio Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Portfolio Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board.

The Adviser assesses the accuracy of each Portfolio Fund’s reported monthly net asset value using various means. These may include comparing a reported valuation with one or more strategy-specific benchmarks that the Adviser believes correlate with the strategy of the Portfolio Fund; discussing the performance of the Portfolio Fund with the manager’s personnel; or reviewing and analyzing the Portfolio Fund’s audited financial statements.

The valuations reported by the Portfolio Funds’ managers, upon which the Company calculates its month-end net asset value and net asset value per share may be subject to later adjustment, based on information reasonably 14 available at that time. For example, fiscal year-end net asset value calculations of the Portfolio Funds are audited by those Portfolio Funds’ independent public accountants, during their respective fiscal year end, and may be revised as a result of such audits. Other adjustments may occur from time to time. To the extent these adjustments materially impact the Company’s net asset value, management will appropriately adjust participants’ transactions to ensure they are not materially harmed.

The procedures approved by the Board provide that, where deemed appropriate by the Adviser and consistent with the 1940 Act, investments in Portfolio Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Company is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Company’s investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board, determines in good faith best reflects approximate fair value. The Board will be responsible for ensuring that the valuation policies utilized by the Adviser are fair and consistent with applicable regulatory guidelines.

D. Security Transactions and Investment Income
Security transactions (including investments in Portfolio Funds) are accounted for on the date the securities are purchased or sold (trade date). Realized gains and losses are reported on a first-in, first-out cost basis. Interest income is recognized on the accrual basis. Distributions are recorded on the ex-dividend date. Distributions received from the Company’s investments in Portfolio Funds generally are comprised of ordinary income, capital gains and return of capital. The Company records investment income and return of capital based on estimates made at the time such distributions are received which are typically based on historical information available from each Portfolio Fund. These estimates may subsequently be revised based on information received from the Portfolio Funds after their tax reporting periods are concluded, as the actual character of these distributions is sometimes not known until after the fiscal year-end of the Company. Unrealized appreciation or depreciation on investments includes net investment income, expenses, and gains and losses (realized and unrealized) in Portfolio Funds.

E. Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less from the date of purchase.

F. Fair Value
The Company’s assets and liabilities which qualify as financial instruments under U.S. generally accepted accounting principles are recorded at fair value in the statement of assets and liabilities.

G. Dividends to Shareholders
Dividends to shareholders are recorded on the ex-dividend date. The character of dividends to shareholders made during the year may differ from their ultimate characterization for federal income tax purposes. The Company will distribute substantially all of its net investment income and all of its capital gains to shareholders at least annually. The character of distributions made during the year from net investment income or net realized gains might differ from the characterization for federal income tax purposes due to differences in the recognition of income and expense items for financial statement and tax purposes. When appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature. The reclassifications have no effect on net assets or net asset value per share.

The Company did not pay any distributions to shareholders during the years ended March 31, 2010 and 2011.

H. Reclassification of Capital Accounts
Additionally, U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended March 31, 2011, the following table shows the reclassifications made:

	Accumulated Net	Accumulated Net Realized
Paid in Capital	Investment Loss	Loss on Investments Sold

$(1,449,762)	$—	$1,449,762

I. Expenses

The Company is charged for those expenses that are directly attributable to it, such as, but not limited to, advisory and custody fees. All expenses are recognized on an accrual basis of accounting. See Note 4 for advisory, incentive, administration and custodian fees.

J. Income Taxes
The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund’s policy is to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income and net realized gain on investments. Accordingly, no provision for Federal income or excise tax is necessary.

The Fund has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Fund has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Fund’s net assets and no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on a tax return. The Fund has not recognized in these financial statements any interest or penalties related to income taxes. As of March 31, 2011, open Federal tax years include the tax year end December 31, 2008, 2009, and 2010.

The differences between book-basis and tax-basis unrealized appreciation (depreciation) are primarily due to the tax treatment of partnerships. The following information is provided on a tax basis as of March 31, 2011:

Cost of investments	$72,521,809

Unrealized appreciation	$2,388,078
Unrealized depreciation	(631,701)
Net unrealized appreciation (depreciation)	$1,756,377

Undistributed ordinary income	$1,390,391
Undistributed long-term capital gains	—
Total distributable earnings	$1,390,391

Other accumulated gains (losses)	$(4,311,533)

Total accumulated gains (losses)	$(1,164,765)

At March 31, 2011, the Company deferred, on a tax-basis, post-October losses of $0.

At March 31, 2011, capital loss carryforwards of $533,019 and $3,778,514 are available to offset future realized gains. These losses expire March 31, 2017 and 2018, respectively. During the year ending March 31, 2011, the Company used capital loss carryforwards of $3,915,596 to offset its capital gains.

K. Indemnifications
Under the Company’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts that provide general indemnification to other parties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, and may not occur. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

3.	Investment Transactions

For the year ended March 31, 2011, the Company purchased (at cost) and sold interests in Portfolio Funds (proceeds) in the amount of $36,395,000 and $30,668,390 (excluding short-term securities), respectively. The Company received (at cost) and sold interests in securities received through an in-kind transfer (proceeds) in the amount of $773,413 and $814,916, respectively.

4.	Advisory and Incentive Fees, Administration Fees and Custodian Fees

The Company has entered into an Investment Advisory Agreement with Cadogan Management, LLC. Under the terms of the agreement, the Company will pay the Adviser a fee equal to an annual rate of 1% of the Company’s total monthly net assets, in exchange for the investment advisory services provided. Above and beyond this management fee, the Adviser is entitled to an incentive fee equal to an annual rate of 5% of the Company’s total net profits, if any, subject to reduction for prior losses that have not been previously offset against net profits.

The reduction for prior losses not previously offset by subsequent profits establishes what is typically referred to as a “high water mark”. The incentive fee will be accrued monthly and is generally payable annually. No incentive fee will be accrued or payable for any period unless losses from prior periods have been recovered by the Company. The Adviser is under no obligation to repay any incentive fee previously paid by the Company to the Adviser, notwithstanding subsequent losses, but will reverse certain accruals as described in the paragraph below.

As to the monthly incentive fee accruals, the Company will calculate a liability for the incentive fee each month based on the Company’s performance. The Company’s net asset value will be reduced or increased each month to reflect this calculation, with an increase resulting only from an offset of prior accruals. If the Company is in a net loss situation or has not recovered losses from prior periods (i.e., has not regained its high water mark), there will be no accrual or offset of prior accruals and no incentive fee will be paid. If the situation arises, the Company will keep track of its high water mark or “cumulative loss” on a monthly basis. In effect, the Company’s net asset value will be decreased by these accruals during periods of net profits, while net asset value will be increased by any offsets of previously accrued incentive fees resulting from subsequent losses.

The Company has engaged U.S. Bancorp Fund Services, LLC to serve as the Company’s administrator. The Company pays the administrator a monthly fee computed at an annual rate of 0.085% of the first $200,000,000 of the Company’s total monthly net assets, 0.065% on the next $200,000,000 of the Company’s total monthly net assets and 0.055% on the balance of the Company’s total monthly net assets with a minimum annual fee of $70,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s fund accountants. The Company pays the fund accountants a monthly fee computed at an annual rate of 0.02% of the first $400,000,000 of the Company’s total monthly net assets and 0.01% on the balance of the Company’s total monthly net assets with a minimum annual fee of $30,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s transfer agent, dividend paying agent, and agent for the automatic dividend reinvestment plan. The Company pays the transfer agent a monthly fee computed at an annual rate of 0.015% of the Company’s total monthly net assets with a minimum annual fee of $20,000.

State Street Bank and Trust Company serves as the Company’s custodian. The Company pays the custodian a monthly fee computed at an annual rate of 0.025% on the first $500,000,000 of the Company’s portfolio assets, 0.020% on the next $500,000,000 of the Company’s portfolio assets, 0.015% on the next $500,000,000 of the Company’s portfolio assets, 0.010% on the next $500,000,000 of the Company’s portfolio assets, and 0.005% on the balance of the Company’s portfolio assets with a minimum annual fee of $36,000.

5.	Directors and Officers

The Company’s Board has overall responsibility for monitoring and overseeing the investment program of the Company and its management and operations. A listing of the Board members is on the back cover of this report. The Independent Directors are each paid an annual retainer of $15,000 and a fee per meeting of the Board of $1,250 for each regular meeting and $500 for each telephonic meeting, plus reasonable out-of-pocket expenses. Directors are reimbursed by the Company for their travel expenses related to Board meetings. One of the Directors is an employee of the Adviser and an officer of the Company and receives no compensation from the Company for serving as a Director.

Certain officers of the Company are affiliated with the Adviser and the Administrator. Such officers receive no compensation from the Company for serving in their respective roles. The Board appointed a Chief Compliance Officer to the Company in accordance with federal securities regulations.

6.	Shareholder Transactions

No shareholder will have the right to require the Company to redeem shares, although the Company may from time to time repurchase shares as of the last day of a calendar quarter pursuant to written tenders by shareholders, which written tenders must be received by the Company by the 25th calendar day of the second month prior to that containing the date as of which the shares are to be repurchased (approximately 65 days prior to the repurchase date). Whether repurchases will be made during any given quarter will be determined by the Board in its sole discretion. In determining whether the Fund should offer to repurchase shares from shareholders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will generally recommend to the Board that the Company offer to repurchase shares on the last business day of each 20 calendar quarter. Notwithstanding the foregoing, the Company will not repurchase any shares, or any portion of them, that have been held by the tendering shareholder for less than one year. Dividends and capital gain distributions (“Distributions”) will automatically be reinvested in additional shares of the Fund at the Company’s net asset value on the record date thereof unless a shareholder has elected to receive distributions in cash. The minimum initial investment required is $25,000. At March 31, 2011, $7,884,204 investor redemptions were payable and $461,000 investor capital subscriptions were received in advance.

The Company is permitted to issue an unlimited number of shares. Par value of all shares is $0.00001. The Company had 719,822 shares outstanding at March 31, 2011. The Company has issued 355,244 shares through shareholder subscriptions and redeemed 324,412 shares during the year ended March 31, 2011.

7.	Risk Factors

Because of the limitation on rights of redemption and the fact that the Shares will not be traded on any securities exchange or other market and will be subject to substantial restrictions on transfer, and because of the fact that the Adviser may invest the Company’s assets in Portfolio Funds that do not permit frequent withdrawals and may invest in illiquid securities, an investment in the Company is highly illiquid and involves a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause investors to incur losses because of an inability to withdraw their investments from the Company during or following periods of negative performance. Although the Company may offer to repurchase shares from time to time, there can be no assurance such offers will be made with any regularity. The Company invests primarily in Portfolio Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, that may involve significant risks. These Portfolio Funds may invest a higher percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Portfolio Funds may be more susceptible to economic, political and regulatory developments in a particular sector of the market, positive or 21 negative, and may experience increased volatility of the Company’s net asset value. Various risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Company, risks relating to compensation arrangements and risks related to limited liquidity of the shares. The Portfolio Funds provide for periodic redemptions ranging from monthly to annually with lock-up provisions of up to one year from initial investment.

8.	Fair Value of Financial Instruments

The Fund has adopted authoritative fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period. These inputs are summarized in the three broad levels listed below.

Level 1 — Quoted prices in active markets for identical securities.

Level 2 — Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 — Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not indication of the risk associated with investing in those securities.

The following is a summary of the inputs used to value the Fund’s investments as of March 31, 2011:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in
	Active markets for		Significant Other		Significant
	Identical Assets		Observable Inputs		Unobservable Inputs
Description	(Level 1)		(Level 2)		(Level 3)	Total

Investments
Non U.S. Investment
Companies	$—		$24,370,634	(a)	$—	$24,370,634
U.S. Investment
Companies	—		39,401,797	(a)	—	39,401,797
Short Term
Investments	10,505,755	(b)	—		—	10,505,755

Total Investments	$10,505,755		$63,772,431		$—	$74,278,186

(a)	All other industry classifications are identified in the Schedule of Investments.

(b)	Mutual fund investments that are sweep investments for cash balances in the Fund at March 31, 2011.

During the year ended March 31, 2011, there were no transfers between Levels.

9.	Credit Line

The Company (“Borrower”) entered into a Credit Agreement (“Agreement”) dated October 30, 2009 with State Street Bank and Trust Company (“Bank”). The initial agreement expired on October 29, 2010.

The Company renewed its Agreement with the Bank as of October 29, 2010. The Bank issued the Company a secured revolving line of credit in the amount of $10,000,000 limited to 15% of the Company’s net assets and other financial covenants as defined in the Agreement. The line of credit is secured by the Company’s assets. Outstanding balances on the credit facility accrue interest at the borrower’s option (A) or (B): (A) The higher of: overnight LIBOR plus 1.50%, or overnight Fed Funds plus 1.50% (interest payable monthly) or (B) LIBOR plus 1.50% for maturities of 30, 60, or 90 days (interest payable at the LIBOR maturity). Interest is computed and paid monthly. Unused portions of the credit facility accrue a non-usage fee computed monthly equal to an annual rate of 0.25 percent and is payable quarterly in arrears. The agreement can be terminated within 3 business days notice by the Borrower and otherwise expires on October 28, 2011.

21

Any overdue principal of interest on the loan outstanding to the Borrower and all other overdue amounts payable bear interest, payable on demand, for each day from and including the date payment was due at a rate per annum equal to the sum of two percent (2%) above the overnight Rate (higher of (a) 1.50% above the overnight LIBOR rate and (b) 1.50% above the overnight LIBOR rate and (c) 1.50% above the Federal Funds Rate) until such amount shall be paid in full.

The secured revolving line of credit is intended for short-term liquidity and may not be used to provide investment leverage to the Company. The Company may not borrow continuously for more that 120 consecutive days.

As part of its borrowing arrangements, the Company is subject to various financial and operational covenants.

The Company did not borrow against its credit line during the year ended March 31, 2011.

10.	Subsequent Events

The Company issued a tender offer on March 28, 2011 to shareholders who have held their shares for at least one year. Shareholders have tendered shares worth $1,935,500 and an additional 122,109.002 shares, which will be redeemed based on the June 30, 2011 net asset value.

Cadogan Opportunistic Alternatives Fund, LLC
Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors Cadogan Opportunistic Alternatives Fund, LLC

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Cadogan Opportunistic Alternatives Fund, LLC (the “Fund”), as of March 31, 2011, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the three years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial highlights for the period from August 1, 2007 through March 31, 2008 were audited by other auditors whose report thereon dated May 23, 2008, expressed an unqualified opinion.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of March 31, 2011 with management of the investment funds and confirmation with the custodian of the Fund. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Cadogan Opportunistic Alternatives Fund, LLC as of March 31, 2011, and the results of its operations and its cash flows for the year then ended, changes in its net assets for the two years then ended and the financial 25 highlights for the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York
May 26, 2011

Cadogan Opportunistic Alternatives Fund, LLC
Additional Information (Unaudited)

Form N-Q

The Company files its complete schedule of portfolio holdings for the first and third quarters of each fiscal year with the SEC on Form N-Q. The Company’s Form N-Q is available without charge by visiting the SEC’s Web site at www.sec.gov and may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. You may obtain information on the operation of the Public Reference Room by calling (800) SEC-0330.

Proxy Voting

A description of the policies and procedures that the Company uses to determine how to vote proxies relating to portfolio securities owned by the Company and information regarding how the Company voted proxies relating to the portfolio of securities are available to stockholders (i) without charge, upon request by calling the Company collect at (212) 585-1600; and (ii) on the SEC’s Web site at www.sec.gov.

Board of Directors

The Prospectus includes additional information about the Company’s directors and is available upon request without charge by calling the Company collect at (212) 585-1600 or by visiting the SEC’s Web site at www.sec.gov.

Forward-Looking Statements

This report contains “forward-looking statements,” which are based on current management expectations. Actual future results, however, may prove to be different from expectations. You can identify forward-looking statements by words such as “may”, “will”, “believe”, “attempt”, “seem”, “think”, “ought”, “try” and other similar terms. The Company cannot promise future returns. Management’s opinions are a reflection of its best judgment at the time this report is compiled, and it disclaims any obligation to update or alter forward-looking statements as a result of new information, future events, or otherwise.

Cadogan Opportunistic Alternatives Fund, LLC
Directors and Officers
March 31, 2011 (Unaudited)

Number of
		Term of		Portfolios in
		Office and	Principal	Fund	Other
		Length of	Occupation(s)	Complex	Directorships/
	Position(s)	Time	During	Overseen	Trusteeships
Name, Age and Address	Held with Fund	Served(1)	Past Five Years	by Director	Held

Independent Directors

Steven Krull	Director	August 2006	Professor of	1	Director,
(Born 1957)		to present	Finance at Hofstra		SkyBridge
149 Fifth Avenue			University;		Multi-Adviser
Fifteenth Floor			Business		Hedge Fund
New York, NY 10010			Consultant.		Portfolios LLC.

Donald B. Romans	Director	August 2006	President, Romans	1	Trustee, Burnham
(Born 1931)		to present	& Company		Investor Trust
149 Fifth Avenue			(private
Fifteenth Floor			investment,
New York, NY 10010			financial
consulting).

Paul McNamara	Director	March 2010	Member of Lord,	1	None
(Born 1948)		to present	Abbett & Co.,
149 Fifth Avenue			LLC
Fifteenth Floor
New York, NY 10010

Interested Directors and Officer

Matthew Jenal	Director and	August 2006	Senior Advisor,	1	None
(Born 1956)	Treasurer	to present	Cadogan
149 Fifth Avenue			Management,
Fifteenth Floor			LLC; Chief
New York, NY 10010			Financial Officer,
Cadogan
Management,
LLC.

Officers

John Trammell	President	May 2010	Chief Executive	N/A	N/A
(Born 1957)		to present	Officer, Cadogan
149 Fifth Avenue			Management,
Fifteenth Floor			LLC; President,
New York, NY 10010			Cadogan
Management,
LLC; Chief
Executive Officer,
Investor Select
Advisors.

Lisa Klar	Chief Compliance	November	General Counsel	N/A	N/A
(Born 1965)	Officer	2010 to	and Chief
149 Fifth Avenue		present	Compliance
Fifteenth Floor			Officer, Cadogan
New York, NY 10010			Management,
LLC; Independent
Consultant; Senior
VP, Lehman
Brothers Inc.;
Senior VP,
Citigroup Inc.

(1)	Term of office of each Director is indefinite.

Cadogan Opportunistic Alternatives Fund, LLC
Privacy Notice

The Fund collects non-public personal information about you from the following sources:

• Information we receive about you on applications or other forms;

• Information you give us orally; and/or

• Information about your transactions with us or others.

We do not disclose any non-public personal information about our shareholders or former shareholders without the shareholder’s authorization, except as permitted by law or in response to inquiries from governmental authorities. We may share information with affiliated parties and unaffiliated third parties with whom we have contracts for servicing the Fund. We will provide unaffiliated third parties with only the information necessary to carry out their assigned responsibility. All shareholder records will be disposed of in accordance with applicable law. We maintain physical, electronic and procedural safeguards to protect your non-public personal information and require third parties to treat your non-public personal information with the same high degree of confidentiality. In the event that you hold shares of the Fund through a financial intermediary, including, but not limited to, a broker dealer, bank or trust company, the privacy policy of your financial intermediary would govern how your non-public personal information would be shared with unaffiliated third parties.

U.S. Bancorp Fund Services, LLC
615 East Michigan Street, 3rd Floor
Milwaukee, WI 53202-5207

BOARD OF DIRECTORS	CUSTODIAN
Matthew Jenal*, Chairman of the	State Street Global Services
Board	State Street Financial Centre
Steven Krull, Independent Director	30 Adelaide Street East, Suite 1100
Donald Romans, Independent Director	Toronto, Ontario M5C 3G6 Canada
Paul McNamara, Independent Director
TRANSFER AGENT
OFFICERS	U.S. Bancorp Fund Services, LLC
John Trammell*, President	615 East Michigan Street
Matthew Jenal*, Treasurer	Milwaukee, WI 53202
Lisa Klar*, Chief Compliance Officer
INDEPENDENT
INVESTMENT ADVISER	REGISTERED
Cadogan Management, LLC	PUBLIC ACCOUNTING
149 Fifth Avenue	FIRM
Fifteenth Floor	EisnerAmper LLP
New York, NY 10010	750 Third Avenue
New York, NY 10017
LEGAL COUNSEL
Shearman & Sterling, LLP
599 Lexington Avenue
New York, NY 10022

*	Employed by Cadogan Management, LLC